
<ARTICLE> 5
<LEGEND>
The schedule contains summary financial information extracted from the balance sheet and statement of income and is qualified in its entirety by reference to such financial statements.
</LEGEND>
<CIK> 0000786622
<NAME> KRUPP INSURED PLUS LTD PARTNERSHIP

<PERIOD-TYPE>                   12-MOS
<FISCAL-YEAR-END>                          DEC-31-1997
<PERIOD-END>                               DEC-31-1997
<CASH>                                       3,100,615
<SECURITIES>                                63,667,427<F1>
<RECEIVABLES>                                  534,178
<ALLOWANCES>                                         0
<INVENTORY>                                          0
<CURRENT-ASSETS>                               493,216<F2>
<PP&E>                                               0
<DEPRECIATION>                                       0
<TOTAL-ASSETS>                              67,795,436
<CURRENT-LIABILITIES>                           21,117
<BONDS>                                              0
<PREFERRED-MANDATORY>                                0
<PREFERRED>                                          0
<COMMON>                                    66,550,488<F3>
<OTHER-SE>                                  1,223,831,<F4>
<TOTAL-LIABILITY-AND-EQUITY>                67,795,436
<SALES>                                              0
<TOTAL-REVENUES>                             6,078,663<F5>
<CGS>                                                0
<TOTAL-COSTS>                                        0
<OTHER-EXPENSES>                             1,334,895<F6>
<LOSS-PROVISION>                                     0
<INTEREST-EXPENSE>                                   0
<INCOME-PRETAX>                              4,743,768
<INCOME-TAX>                                         0
<INCOME-CONTINUING>                          4,743,768
<DISCONTINUED>                                       0
<EXTRAORDINARY>                                      0
<CHANGES>                                            0
<NET-INCOME>                                 4,743,768
<EPS-PRIMARY>                                        0<F7>
<EPS-DILUTED>                                        0<F7>

<F1>Includes Participating Insured Mortgages ("PIMs") of $37,769,835 and
Mortgage-Backed Securities ("MBS") of $25,897,592.
<F2>Includes prepaid acquisition fees and expenses of $844,252 net of accumulated amortization of $522,080 and prepaid participation servicing fees of $331,052 net of accumulated amortization of $160,008.
<F3>Represents total equity of General Partners and Limited Partners.  General
Partners deficit of ($224,493) and Limited Partners equity of $66,774,981.
<F4>Unrealized gain on MBS.
<F5>Represents interest income on investments in mortgages and cash.
<F6>Includes $612,631 of amortization of prepaid fees and expenses.
<F7>Net income allocated $142,313 to the General Partners and $4,601,455 to the
Limited Partners. Avergage net income per Limited Partner interest id $.61 on 7,500,099 Limited Partner intersts outstanding.

